Exhibit (E)(5)

UNSECURED PROMISSORY NOTE

$1,469,917.17	5/6, 2004

     THIS PROMISSORY NOTE (the “Note”) is entered into between CALPROP CORPORATION, a California Corporation, (“Calprop” or “Maker”) and CURCI INVESTMENTS, LLC, a California limited liability company (“Payee”), as of the date written above with respect to the following facts:

     A. On December 3, 1998, Calprop executed a promissory note (the “Original Note”) in the original principal amount of Two Million Three Hundred Fifty Thousand and 00/100 Dollars ($2,350,000.00) in favor of CURCI-TURNER COMPANY, a California general partnership (the “Original Payee”).

     B. On May 24, 1999, COLORADO PACIFIC HOMES, INC. a Colorado Corporation (“CPH” or “Original Guarantor”), executed a guaranty to secure the obligations under the Original Note (the “Original Guaranty”), which was amended and restated on December 22, 2003.

     C. Concurrently with the execution of the Original Guaranty and to collateralize the Original Guaranty, CPH executed a deed of trust (the “Original Deed of Trust”) in favor of the Original Payee; the Original Deed of Trust granted to Original Payee a security interest in the real property described in the Original Deed of Trust.

     D. Effective September 1, 1999, the CURCI-TURNER COMPANY, a California general partnership was merged into and became part of CURCI-TURNER COMPANY a California limited liability company (the “LLC”).

     E. On June 19, 2002, the Original Note was amended by Amendment No. One (1) to extend the maturity date to July 31 2003.

     F. On July 19, 2003, the Original Note was further amended by Amendment No. Two (2 to extend the maturity date to January 28,2004.

     G. On December 22, 2003, Calprop and the LLC executed that certain Amendment No. Three (3) to the Original Note to provide for a loan of additional funds in the amount of One Million Nine Hundred Thousand and 00/100 Dollars ($1,900,000.00) from Original Payee to Calprop, and extended the maturity date to June 30, 2004. Concurrently therewith, that certain First Modification to the Original Deed of Trust (“First Modification”) was executed.

     H. On December 24, 2003 the LLC assigned its interest in the Original Deed of Trust, as modified by the First Modification thereto, to Payee.

     I. Calprop, concurrently with the execution of this Note is selling specific lots to VLZ Development, LLC, a Colorado limited liability company (“Buyer”), as evidenced by that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions.

     J. As consideration for the purchase price. Buyer is assuming part of the debt under the Original Note.

     K. Concurrently with the execution of this Note, a Second Modification of the Original Deed of Trust (“Second Modification”) is being executed to release Calprop and its property from the Original Deed of Trust, as modified thereafter.

     NOW, THEREFORE, and FOR VALUE RECET’7ED, Maker promises to pay to Holder, the sum of One Million Four Hundred Sixty Nine Thousand Nine Hundred Seventeen and 17/00 ($1,469,917.17) together with interest commencing May 6, 2004, until paid, at the rate of Twelve Percent (12%) per annum (the “Interest Rate”), calculated on a daily basis using a 365 day year.

     Except as otherwise provided herein, any and all unpaid principal, together with and all unpaid interest accrued thereon, shall be due and payable on December 31, 2004 (the “Maturity Date”). Maker reserves the right at any time to prepay all or any part of the principal balance on this Note, without penalty. Any installment shall be credited first on interest then due and the remainder on principal. Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment when due, the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note. Maker agrees to pay a late charge of six percent (6%) of any installment of interest or principal not paid within ten (10) days of when due. Should suit be commenced or an attorney employed to enforce the payment of this note, the undersigned agrees to pay such additional sum as the court may adjudge reasonable as attorney’s fees. Principal and interest is payable in lawful money of the United States of America.

     Maker and Holder expressly understand and agree that this Note will not be secured by the Original Deed of Trust, asmod1~d thereafter, or any other deed of trust.

     This Note shall be guaranteed by Original Guarantor and VICTOR ZACCAGLIN, as Trustee of the Victor and Hannah Zaccaglin Trust, dated March 20, 1992, as evidenced by those certain separate and distinct guarantees dated even herewith.

     Maker and folder expressly understand and agree that (1) this Note intended to replace and supercede the Original Note, as amended, and (Ii) the Original Note, as amended, shall be deemed to be void and no longer in full force and effect.

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     Executed this 6th day of May, 2004 at Marina Del Rey, California.

“Maker” CALPROP CORPORATION A California Corporation
By:	/s/ Mark F. Spiro, CFO
	Name:	Mark F Spiro
Its: Chief Financial Officer

AMENDMENT NO. ONE (1) TO UNSECURED PROMISSORY NOTE

     This Amendment No. One (1) to Unsecured Promissory Note (the “First Amendment”) is entered into and is to be effective this 31st day of December, 2004 with respect to the Unsecured Promissory Note in favor of CURCI INVESTMENTS, LLC, a California limited liability company, (the “Holder”) in the original principal amount of $1,469,917.17 executed by CALPROP CORPORATION, a California Corporation, (the “Unsecured Promissory Note”) and is based upon the following facts:

RECITALS

A) On May 6, 2004, CALPROP CORPORATION, a California Corporation, as Maker, executed the Unsecured Promissory Note in the principal amount of $1,469,917.17 at Los Angeles, California in favor of CURCI INVESTMENTS, LLC, a California limited liability company. A copy of the Unsecured Promissory Note is attached hereto and marked Exhibit “A.”

B) The parties now wish to amend the Unsecured Promissory Note to provide for an extension of the Maturity Date.

Now, therefore, in consideration of the promises contained herein, additional to those already made, CALPROP CORPORATION, a California Corporation, as Maker of the Unsecured Promissory Note and CURCI INVESTMENTS, LLC, a California limited liability company, as the current Holder of the Unsecured Promissory Note, hereby agree to amend the Unsecured Promissory Note in only the following respects:

1) The Maturity Date of the outstanding principal balance and accrued interest due on the Unsecured Promissory Note is hereby extended from December 31, 2004 to June 30, 2005.

2) The parties hereby adopt the facts as set forth in the Recitals as the basis for and in consideration of the entering into this agreement.

3) Except as amended herein, all other terms and conditions of the Unsecured Promissory Note shall remain unchanged and in full force and effect.

CALPROP CORPORATION
A California Corporation

By: /s/ Henry E. Nierodzik
Henry E. Nierodzik, Chief Accounting Officer

CURCI-TURNER COMPANY LLC
A California Limited Liability Company

By:/s/John Curci
John L. Curci, Manager